                                                               Exhibit (a)(1)(H)


THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS MADE SOLELY BY THE OFFER TO PURCHASE DATED AUGUST 7, 2000, AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION IN WHICH THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED MADE ON BEHALF OF THE PURCHASER (AS DEFINED BELOW) BY GOLDMAN, SACHS & CO., THE DEALER MANAGER (AS DEFINED BELOW), OR BY ONE OR MORE REGISTERED BROKERS OR DEALERS THAT ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.


                      NOTICE OF OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                         NATIONAL COMPUTER SYSTEMS, INC.

                                       AT

                              $73.00 NET PER SHARE

                                       BY

                         PN ACQUISITION SUBSIDIARY INC.,

                      A WHOLLY OWNED INDIRECT SUBSIDIARY OF

                                   PEARSON PLC


         PN Acquisition Subsidiary Inc., a Minnesota corporation (the "Purchaser") and a wholly owned indirect subsidiary of Pearson plc, a public limited company registered in

England and Wales ("Parent") is offering to purchase all outstanding shares of Common Stock, par value $0.03 per share (the "Common Stock"), of National Computer Systems, Inc., a Minnesota corporation (the "Company") including the associated preferred stock purchase rights (the "Rights"), issued pursuant to the Second Amended and Restated Rights Agreement, dated as of March 4, 1996, between the Company and Norwest Bank Minnesota, N.A., as amended (the Common Stock and the Rights together are referred to herein as the "Shares"), at $73.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 7, 2000, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering shareholders who have Shares registered in their names and who tender directly to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Following the consummation of the Offer, the Purchaser intends to effect the Merger (as defined below).

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 7, 2000 UNLESS THE OFFER IS EXTENDED.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF THE FULLY DILUTED SHARES (AS DEFINED IN THE OFFER TO PURCHASE) ON THE DATE OF PURCHASE (THE "MINIMUM TENDER CONDITION"), AND (B) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER OR TO THE MERGER AND ANY OTHER WAITING PERIODS UNDER ANY OTHER APPLICABLE MATERIAL COMPETITION, MERGER, CONTROL, ANTITRUST OR SIMILAR LAW OR REGULATION SHALL HAVE EXPIRED OR BEEN TERMINATED.

         The Offer is being made pursuant to the Agreement and Plan of Merger dated as of July 30, 2000, among Parent, the Purchaser and the Company (as amended, the "Merger Agreement") pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned indirect subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or any subsidiary of Parent or the Company or by shareholders, if any, who are entitled to and properly exercise dissenters' rights under Minnesota law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon. The Merger Agreement provides that the Purchaser may assign any or all of its rights and obligations (including the right to purchase Shares in the Offer) to Parent or any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve the Purchaser of its obligations under the Merger Agreement.

         THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") (AT A MEETING DULY CALLED AND HELD) HAS (X) DETERMINED THAT THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY; (Y) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER; AND (Z) RESOLVED TO RECOMMEND THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. A COMMITTEE OF THE COMPANY BOARD FORMED PURSUANT TO SECTION 302A.673 OF THE MINNESOTA BUSINESS CORPORATION ACT (AT A MEETING DULY CALLED AND HELD) HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment pursuant to the Offer, and thereby purchased, Shares properly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders whose Shares have been accepted for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates for such Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees or (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in
Section 2 of the Offer to Purchase, a Book-Entry Confirmation (as defined in the Offer to Purchase) and either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase), and any other required documents. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

         The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, September 7, 2000, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire. The Purchaser may, at any time and from time to time, take one or more of the following actions without the consent of the Company: (a) extend the Offer for one or more periods of time that the

Purchaser reasonably believes are necessary to cause the conditions to the Offer to be satisfied, if at the Expiration Date any of the conditions to the Purchaser's obligation to accept Shares for payment is not satisfied or waived, until such time as all such conditions are satisfied or waived, (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof that is applicable to the Offer, (c) extend the Offer for an aggregate period of not more than seventeen business days beyond the initial Expiration Date of the Offer to the extent required by Parent to enable Parent and the Purchaser to complete the financing of the purchase of Shares tendered pursuant to the Offer or (d) extend the Offer for an aggregate period of not more than ten business days beyond the latest applicable date that would otherwise be permitted under clause (a), (b) or (c) of this sentence, if, as of such date, all of the conditions to the Purchaser's obligation to accept Shares for payment (including the Minimum Tender Condition) are satisfied or waived but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals less than 90% of the outstanding Shares on a fully diluted basis. If (x) all of the conditions to the Offer are not satisfied on any scheduled Expiration Date of the Offer and
(y) the Company is in compliance with all of its covenants in the Merger Agreement, then the Purchaser will extend the Offer for one or more periods of time that the Purchaser reasonably believes are necessary to cause the conditions of the Offer to be satisfied until all such conditions are satisfied or waived; provided, however, that the Purchaser will not be required to extend the Offer pursuant to this sentence beyond December 31, 2000. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares.

         Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 5, 2000 unless, as described below, such Shares are tendered during a Subsequent Offering Period. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures described in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. Under the Merger Agreement and pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), although the Purchaser does not currently intend to do so, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance of the Shares for payment pursuant to the Offer (a "Subsequent Offering Period"). During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. See Section 1 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, the Purchaser, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, for U.S. federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder as consideration for Shares tendered by the shareholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be, and the adjusted tax basis of such Shares. If tendered Shares are held by a tendering shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if such shareholder's holding period for the Shares exceeds one year. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences (including the applicability and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger see Section 5 of the Offer to Purchase.

         The Purchaser expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, subject to the terms of the Merger Agreement, which contains certain conditions that may not be waived and modifications that may not be made without the consent of the Company.

         The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

         THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager, at their respective addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, or from brokers, dealers, banks, trust companies or other nominees. No fees or commissions will be payable to brokers, dealers or other persons (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                                    GEORGESON
                                   SHAREHOLDER
                               COMMUNICATIONS INC.
                           17 State Street, 10th Floor
                            New York, New York 10004

             Banks and Brokerage Firms Call Collect: (212) 440-9800

                    ALL OTHERS CALL TOLL FREE: (800) 223-2064


                     THE DEALER MANAGERS FOR THE OFFER ARE:

                              GOLDMAN, SACHS & CO.
                                 85 Broad Street
                            New York, New York 10004

                         Call Toll Free: (800) 323-5678

August 7, 2000